Exhibit 8.1

April 4, 2012

Board of Directors
Remark Media, Inc.
Suite 1500
Six Concourse Parkway
Atlanta, GA 30328

Ladies and Gentlemen:

We have acted as counsel to Remark Media, Inc., a Delaware corporation (“Remark Media”) in connection with the merger (the “Merger”) of Remark Florida, Inc., a Florida corporation and a direct wholly owned subsidiary of Remark Media (“Merger Sub”), with and into Banks.com, Inc, a Florida corporation (“Banks.com”), pursuant to the Agreement and Plan of Merger Among Remark Media, Inc., Remark Florida, Inc. and Banks.com dated as of February 26, 2012 (the “Agreement”). This opinion is being delivered in connection with the Registration Statement on Form S-4 relating to the Merger filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on even date herewith (the “Registration Statement”), to which this opinion appears as an exhibit. Unless otherwise indicated, capitalized terms used herein have the meaning ascribed to them in the Agreement.

You have requested our opinion regarding certain U.S. Federal income tax consequences of the Merger. In rendering our opinion, we have examined and relied upon the truth, accuracy and completeness of the facts, statements, covenants and representations covenants contained in (i) the Agreement, (ii) the Registration Statement (iii) tax representation letters of Remark Media and Merger Sub and of Banks.com (the “Tax Certificates”), and (iv) those  other documents, certificates and records we have deemed necessary or appropriate as a basis for the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In addition, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Agreement, (ii) the statements concerning the Merger contained in the Agreement and the Registration Statement, and the representations and undertakings made by the parties in the Agreement and their respective Tax Certificates, are true, correct and complete and will remain true, correct and complete at all relevant times, (iii) the authenticity of original documents submitted to us, the genuineness of signatures on each original document and the proper authority and capacity of each party who executed a document, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof, (iv) the performance of all covenants contained in the Agreement without waiver or breach of any material provision thereof, (v) the organization and operation of each company at all times in accordance with the terms of each of the documents (vi) on the date of the Merger the fair market value of the Remark Media common stock issued to Banks.com shareholders will exceed the amount of cash payable to the Banks.com preferred shareholder and to the Banks.com common shareholders who exercise appraisal rights and (vii) any representation or statement made in the Agreement or the Tax Certificates with the qualification “to the knowledge of” or “based on the belief of” Banks.com, Remark Media or Merger Sub, or other similar qualification, is true, correct and complete and will remain true, correct and complete at all relevant times, in each case without that qualification.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein, if the Merger is consummated in accordance with the Agreement and as described in the Registration Statement, we hereby confirm that, as set forth in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger”, it is our opinion that for U.S. Federal income tax purposes:

(1)           the merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of section 368 of the Code;

(2)           Remark Media, Merger Sub, Banks.com and the Remark Media shareholders will not recognize any gain or loss solely as a result of the merger;

(3)           Banks.com common shareholders will not recognize any gain or loss upon receipt of Remark Media common stock in exchange for their Banks.com common stock, other than with respect to cash received in lieu of fractional shares of Remark Media common stock;

(4)           the aggregate tax basis of the Remark Media common stock received by a Banks.com common shareholder in the merger (including any fractional share deemed received, as described below) will be equal to the aggregate tax basis of the shares of Banks.com common stock surrendered in exchange therefor;

(5)           the holding period of Remark Media common stock received by a Banks.com common shareholder in the merger (including any fractional share deemed received as described below) will include the holding period of the Banks.com common stock surrendered in exchange therefor; and

(6)           generally, cash payments received by a Banks.com common shareholder in lieu of a fractional share of Remark Media common stock will be treated as if the fractional share were issued in the merger and then redeemed by Remark Media for cash, resulting in the recognition of gain or loss equal to the difference, if any, between the shareholder's basis in the fractional share and the amount of cash received. The gain or loss recognized by the shareholder will be a capital gain and will be long-term capital gain if the shareholder's holding period for his Banks.com common stock  as of the date of the merger is more than one year.

Furthermore, based upon the foregoing and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that the discussion in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger,” to the extent it reflects statements of law or legal conclusions with respect to the material U.S. Federal income tax consequences of the Merger generally applicable to Banks.com shareholders who hold their shares of Banks.com common stock as capital assets at the effective time of the Merger and who exchange their shares for shares of Remark Media common stock, including, as applicable, cash in lieu of fractional shares of Remark Media common stock in the Merger, is accurate in all material respects.

Our opinion is based on the applicable provisions of the Internal Revenue Code, Treasury Regulations promulgated or proposed thereunder, court decisions and administrative interpretations, all as in effect as of the date hereof, and which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described in the Registration Statement. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position.

This opinion is expressed as of the date hereof and is limited to present statutes, regulations and interpretations, and we undertake no responsibility to advise you of any subsequent changes of the facts stated or assumed herein, or of any new developments in the application or interpretation of the U.S. Federal income tax laws. In the event any one of the statements, representations, covenants, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon. This opinion addresses only the matters of U.S. Federal income taxation specifically described under the heading “Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement. This opinion does not address any other U.S. Federal tax consequences or any state, local or foreign tax consequences that may result from the Merger or any other transaction undertaken in connection with or in contemplation of the Merger.

 We are furnishing this letter in our capacity as counsel to Remark Media for use in connection with the Registration Statement. We hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the captions “Legal Matters” and “Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, P.A.
Greenberg Traurig, P.A